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         [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH APPEARS HERE]



                                 June 14, 2000
                                                                     Exhibit 5.1


Powerwave Technologies, Inc.
2026 McGaw Avenue
Irvine, California  92614


Re:  Registration Statement on Form S-3 -- Registration No. 333-36642

Ladies and Gentlemen:

     At your request, we have examined Registration Statement on Form S-3, Registration No. 333-36642, filed by Powerwave Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on May 10, 2000 (as amended by Amendment No. 1 and as may be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of Common Stock of the Company, $.0001 par value per share (the "Securities") having an aggregate initial offering price of up to $94,960,250.

     The Securities may be offered in separate series, in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the "Prospectus") constituting a part of the Registration Statement, and in the Registration Statement.

     As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the shares of the Securities.

     Based on the foregoing, it is our opinion that the Securities, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                 Very truly yours,


                                 STRADLING, YOCCA, CARLSON & RAUTH